[ EXHIBIT 2.1  -  REORGANIZATION PLAN ]


                     AGRFEEMMENT AND PLAN OF REORGANIZATION

                                 by and between

                Perfect Health Care Corp. (a Nevada corporation)

                                       and

                    Love Calendar, Inc. (a Utah corporation)


     AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of April 7, 2003, by and between PERFECT HEALTH CARE CORP., a Nevada corporation ("PHHC") and LOVE CALENDAR, INC., a Utah corporation ("LOVE"). The corporate parties hereto are sometimes hereinafter referred to collectively as the "Companies," or individually as a "Company".

     WHEREAS, the Board of Directors of LOVE deems it advisable and in the best interests of their stockholders that LOVE be acquired by and merge with PHHC, in furtherance thereof, the Board of Directors of the Company has approved, as applicable, formation of PHHC for the purpose of changing the domicile of LOVE from Utah to Nevada by the merger of LOVE with and into PHHC upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                     MERGER


1.1 The Merger. LOVE shall merge with and into PHCC, with PHCC, a Nevada corporation, being the survivor corporation. PHCC shall be deemed for all purposes to be the successor entity to LOVE.

1.2 Effective Time of the Merger. The merger shall become effective upon the filing of the Articles of Merger with the Secretaries of State of the respective states.

                                   ARTICLE II

                                    AGREEMENT


2.1  Status of the Companies Prior to the Reorganization

     2.1.1 PHCC is a newly-formed corporation whose Board of Directors is constituted identically to the Board of LOVE.

     2.1.2 PHCC has not issued any capital stock, has no significant assets or liabilities, and has not engaged in any business, investment or other activities other than those related to its organization.

     2.1.3 LOVE is a Utah corporation in good standing, and a "reporting issuer" pursuant to Section 12g of the Securities Exchange Act of 1934, as amended.

     2.1.4 The Articles of Incorporation of PHCC are substantially the same as those of LOVE as regards the rights and interests of shareholders.

2.2 When issued, the shares of common stock of PHCC shall be of the same class and par value as the common shares of LOVE.

2.3 PHCC shall issue one of its common shares in exchange for each share of LOVE tendered for exchange, so that the proportional interest of each shareholder in PHCC shall be equal to the proportional interest that the shareholder owned in LOVE immediately prior to the merger.


                                   ARTICLE III

                            THE SURVIVING CORPORATION


3.1  PHCC shall survive and become the successor corporation to LOVE.

3.2 The officers and directors of LOVE immediately prior to the merger shall become the officers and directors of PHCC immediately following the merger.

3.3 The assets and liabilities of LOVE immediately prior to the merger shall become the assets and liabilities of PHCC immediately following the merger.

3.4 The Articles of Incorporation of PHCC shall become the Articles of Incorporation of the survivor.

3.5  The bylaws of PHCC shall become the bylaws of the survivor.


                                   ARTICLE IV

                               EXCHANGE OF SHARES


4.1 No later than the Effective Time, PHCC shall make available and deliver, and each holder of LOVE Shares shall be entitled to receive, upon surrender to PHCC or such entity as it shall designate of one or more certificates representing such LOVE Shares for cancellation, certificates representing the number of PHCC Shares into which such LOVE securities are converted or exchanged in the Merger. The PHCC Shares into which the LOVE securities shall be converted or exchanged in the Merger shall be deemed to have been issued at the Effective Time, although the investment interest of the exchanging shareholder shall be deemed to have been held from the date of the original acquisition of the LOVE shares.

4.2 As soon as reasonably practicable after the Effective Time, PHCC or such entity as it shall designate shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding LOVE Shares and (the "Certificates") whose LOVE Shares were converted into PHCC Shares and pursuant to Section 2.3

     4.2.1 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to PHCC or such entity as it shall designate and shall be in such form and have such other provisions as PHCC may reasonably specify, and

     4.2.2 instructions for use in effecting the surrender of the Certificates in exchange for certificates representing PHCC Shares. Upon surrender of a Certificate for cancellation to PHCC or such entity as it shall designate together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole PHCC Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article IV.


                                    ARTICLE V

                                 REPRESENTATIONS


5.1 Organization. LOVE is a Utah for-profit corporation in good standing. PHCC is a Nevada for-profit corporation newly-formed for the purpose of effecting the Merger.

5.2 Capitalization. The authorized capital of LOVE is 200,000,000 shares of common stock with a par value of $.001 per share, of which 2,100,000 shares have been issued and are outstanding. The authorized capital of PHCC is 200,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of Preferred stock, par value $.001 per share, of which no shares have been issued prior to the completion of the Merger.

5.3 Authority to Enter This Agreement. The Boards of Directors of LOVE and of PHCC, each being comprised of the same members, have full authority to enter both Companies into this Agreement and Plan of Reorganization, to which the Shareholders of LOVE have consented.

5.4 Consents and Approvals. Except for filing and recordation of Articles of Merger under the General Corporation Laws of the respective states, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by PHCC of the transactions contemplated by this Agreement.

5.5 Contracts. All contractual rights and obligations of LOVE shall become the rights and obligations of PHCC as a successor entity.

5.6 Exemption from Registration. The PHCC shares to be issued in exchange for the LOVE shares are exempt from registration pursuant to Section 3(a)(9) and Rule 145(a)(2) under the Securities Act of 1933, as amended.

5.7 LOVE is a "reporting issuer" pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and is current in its reporting obligations.


                                   ARTICLE VI

                               GENERAL PROVISIONS

6.1 Brokers. Each Company represents and warrants to the other that no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto.

6.2 Entire Agreement; Assignment. This document constitutes the entire agreement between the Companies. No assignment of any right, duty, or interest in this agreement may be made.

6.3 Right to Cancel. The Board of Directors of either Company may cancel the Merger at any time prior to the effective time of the filing of the Articles of Merger.




For LOVE CALENDAR, INC.:                    For PERFECT HEALTH CARE CORP.:


/s/ Jenifer Ayers                           /s/ Jenifer Ayers
--------------------------------            -----------------------------------
Jenifer Ayers, President                    Jenifer Ayers, President

April 4, 2003                               April 4, 2003
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Date                                        Date